Exhibit 10.3

Amendment to

Amended and Restated Cott Corporation Equity Incentive Plan

The following amendments to the Amended and Restated Cott Corporation Equity Incentive Plan, as amended (the “Plan”), were adopted on May 3, 2016 by the Board of Directors, acting on recommendation of the Human Resources and Compensation Committee:

Section 3(o) of the Plan is hereby amended and restated in full as follows:

(o) “Grantee” means an Employee or Nonemployee Director who has been selected by the Committee (or by the Company’s Chief Executive Officer and/or Vice President – Human Resources pursuant to authority delegated by the Committee pursuant to Section 5(a)) to receive an Award and to whom an Award has been granted.

The following language is hereby appended to the end of existing Section 5(a) of the Plan:

Notwithstanding the foregoing, the Committee may delegate to the Company’s Chief Executive Officer and/or Vice President – Human Resources the authority to approve Awards to Employees other than (i) those subject to Section 16 of the Exchange Act, and (ii) those that report directly to the Company’s Chief Executive Officer. Any such delegations shall be in writing and shall specify the maximum number of Shares that may be awarded pursuant to such authority. The Committee may also delegate to the Chief Executive Officer and/or Vice President – Human Resources the authority to Award to Employees who are not subject to Section 16 of the Exchange Act and who do not report directly to the Company’s Chief Executive Officer, any Shares previously subject to Awards that have been forfeited due to the Grantee’s Termination prior to the date on which the Grantee became vested in such Award.

Except as expressly modified hereby, all other terms of the Plan remain unchanged in full force and effect.

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